UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hausrath, David L.

   50 E. RiverCenter Boulevard
   Covington, KY  41012-0391
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   February 28, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President:General Counsel
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |      |    | |                  |   |           |3,288 (1)          |I     |By Trustee                 |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |      |    | |                  |   |           |3,856 (2)          |I     |By Trustee                 |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |2-9-01|F (3| |300               |D  |$39.770    |                   |      |                           |
                           |      |)   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |2-9-01|M   | |500               |A  |$23.875    |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |2-9-01|F (4| |88                |D  |$39.770    |2,377              |D     |                           |
                           |      |)   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option (5)            |23.875  |2-9-0|M   | |500        |D  |9-21-|10-21|Common Stock|500    |       |250         |D  |            |
                      |        |1    |    | |           |   |93   |-02  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |23.875  |     |    | |           |   |9-21-|10-21|Common Stock|375    |       |375         |D  |            |
                      |        |     |    | |           |   |94   |-02  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |23.875  |     |    | |           |   |9-21-|10-21|Common Stock|375    |       |375         |D  |            |
                      |        |     |    | |           |   |95   |-02  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (6)            |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |94   |-03  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|500    |       |500         |D  |            |
                      |        |     |    | |           |   |95   |-03  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|500    |       |500         |D  |            |
                      |        |     |    | |           |   |96   |-03  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (7)            |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |95   |-04  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|500    |       |500         |D  |            |
                      |        |     |    | |           |   |96   |-04  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|500    |       |500         |D  |            |
                      |        |     |    | |           |   |97   |-04  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (7)            |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |96   |-05  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|500    |       |500         |D  |            |
                      |        |     |    | |           |   |97   |-05  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|500    |       |500         |D  |            |
                      |        |     |    | |           |   |98   |-05  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (7)            |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |97   |-06  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|500    |       |500         |D  |            |
                      |        |     |    | |           |   |98   |-06  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|500    |       |500         |D  |            |
                      |        |     |    | |           |   |99   |-06  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (8)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |99   |-07  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |00   |-07  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (8)            |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|4,000  |       |4,000       |D  |            |
                      |        |     |    | |           |   |99   |-08  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |00   |-08  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |48.00   |     |    | |           |   |9-17-|10-17|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |01   |-08  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option (8)            |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |00   |-09  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |01   |-09  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |02   |-09  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |36.625  |     |    | |           |   |9-16-|10-16|Common Stock|10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |03   |-09  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock Units (9)|1-for-1 |     |J   |V|694        |A  |     |     |Common Stock|694    |       |2,754       |D  |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Shares accrued under Ashland's Leveraged Employee Stock Ownership Plan as of 2-28-01.
2. Based on Employee Savings Plan information as of 2-23-01, the latest date for which such information is reasonably available, and includes transactions occurring on or after 12-1-00.
3. Shares surrendered in payment of option exercise price.
4. Shares used to satisfy tax withholding obligations.
5. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's
Long-Term Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
6. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's
Amended Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
7. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993
Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
8. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1997
Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
9. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan as of 2-28-01 and includes transactions occurring on or after 11-15-00, and exempt under Rule 16b-3(d). The price of the Common
Stock Units on the applicable valuation dates ranged from $31.938 -
$39.770.
SIGNATURE OF REPORTING PERSON
David L. Hausrath
DATE
March 7, 2001